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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
      Smith,    Garry          D.             Statement                     Trading Symbol                       of Original
----------------------------------------      (Month/Day/Year)           Continental Natural Gas, Inc.           (Month/Day/Year)
     (Last)     (First)     (Middle)          7/31/97                    ----------------------------------------------------------
   11938 S. Canton                         ----------------------------  5. Relationship of Reporting         7. Individual or
----------------------------------------   3. IRS or Social Security          Person to Issuer                   Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)               (check applicable
                                              Person (Voluntary)          [x]  Director    [ ]   10% Owner       box)
      Tulsa       OK           74137                                      [x]  Officer     [ ]   Other (specify  [x] Form filed by
--------------------------------------     ----------------------------  (give title below)            below)        One Reporting
      (City)      (State)      (Zip)                                                                                 Person
                                                                               ---------------------------       [ ] Form filed by
                                                                                                                     More than One
                                                                                                                     Reporting
                                                                                                                     Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                     126,005                           (D)
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*If the Form is filed by more than one Reporting Person see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                 -------------------------------------------------    Security      Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)
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Stock Options                     *        3/2000        Common Stock     68,000       $0.26           (D)
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Explanation of Responses:

* The exercise of each incentive stock option is conditional upon the company achieving certain specified financial goals for each of the calendar years 1997, 1998 and 1999, and the optionee may not in any event exercise ISOs to acquire common stock having a fair market value in excess of $150,000 for any one calendar year.

                                                                                      /s/ GARRY D. SMITH                 8/1/97
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                           SEC 1473 (7/96)


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